Exhibit 99.1

October 27, 2010

News Release

Source:  EnXnet, Inc.

EnXnet Signed Royalty Agreement With iACTIVECARD LLC For Sales Of MultiMedia Gift Card

Tulsa, OK, October 27, 2010 EnXnet, Inc., (OTCBB Symbol: EXNT) (German WKN# A0HMDW) is pleased to announce that after receiving the patent for the ThinDisc technology, EXNT was able to come to agreement with iACTIVECARD LLC on a royalty arrangement for the sale of the MultiMedia Gift Card.

The agreement, signed just recently, is retroactive to August 1, 2010. EnXnet will receive a royalty on each and every MultiMedia Gift Card that is sold.  iACTIVECARD LLC has been success at selling the interactive cards prior to the EXNT royalty agreement being put in place, and the prospects for continued and growing sales of the product are strong.

Shareholders of EXNT will be updated as sales occur.  Due to a confidentiality agreement the amount per card that EnXnet will receive will not be disclosed. However, EXNT could generate significant revenue with large sales volume of this particular card.

Ryan Corley, CEO of EnXnet, Inc., stated, “We have secured our position with the royalty agreement and expect to begin cash flowing shortly.  I am very excited about not only this arrangement but the many old and new projects that we have in the pipeline.”

This release may include forward-looking statements from the company that may or may not materialize. Additional information on factors that could potentially affect the company's financial results may be found in the company's filings with the Securities and Exchange Commission.

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EnXnet Inc., Tulsa
Ryan Corley, 918-592-0015
Fax: 918-592-0016
investor@enxnet.com
www.enxnet.com
or
For Investor Relations:
Integrated Capital Partners, Inc
Phone: 908-204-0004